Exhibit 3.1

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                         TRI CITY BANKSHARES CORPORATION


These Articles of Amendment to the Articles of Incorporation of Tri City Bankshares Corporation, a corporation organized under Chapter 180 of the Wisconsin Statutes, (the "Corporation") are executed by the President of the Corporation for the purpose of amending the Corporation's Articles of Incorporation.

    1.  The name of the Corporation is Tri City Bankshares Corporation.

    2. The following amendment to the Corporation's Articles of Incorporation was adopted by the directors of the Corporation on February 12th, 2003, in accordance with section 180.1002 of the Wisconsin Statutes:

         Article V of the Articles of Incorporation is amended in its entirety to read as follows:

                                    Article V

         Effective at 12:01 a.m. on February 28, 2003 (the "Effective Time"):

    1. The aggregate number of shares which the corporation shall have authority to issue is 15,200,000, designated by class and par value per share as follows:

      Class                             Number of Shares         Par Value/Share
      --------------------              ----------------         ---------------
      Cumulative Preferred                    200,000                 $1.00
      Common                               15,000,000                 $1.00


    2. Each share of common stock that is issued and outstanding at the Effective Time, including shares held in the Corporation's Dividend Reinvestment Plan, is converted, without any action on the part of the holder thereof, into three (3) shares of common stock; and

    3. Each share of common stock that is authorized but unissued at the Effective Time is converted, into three (3) shares of common stock.

3. The amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

4. The amendment is to become effective on February 28, 2003. Dated the 12th day of February, 2003.


                                            TRI CITY BANKSHARES CORPORATION


                                        By: ______________________________
                                            Henry Karbiner, Jr., President



This document was drafted by William L. Dowling.

Please return to: William L. Dowling
                  Whyte Hirschboeck Dudek S.C.
                  111 East Wisconsin Avenue
                  Suite 2100
                  Milwaukee, Wisconsin  53202-4894
                  (414) 273-2100